Exhibit 99.1

Human Nutrition & Health | Animal Nutrition & Health | Specialty Products

Balchem Corporation Reports Third Quarter 2024 Financial Results

Montvale, NJ, October 25, 2024 - Balchem Corporation (NASDAQ: BCPC) reported today financial results for its 2024 fiscal third quarter ended September 30, 2024. For the quarter, the Company reported net sales of $239.9 million, net earnings of $33.8 million, adjusted EBITDA(a) of $64.4 million, and free cash flow(a) of $42.2 million.

Ted Harris, Chairman, President and CEO of Balchem said, “We delivered strong third quarter financials with solid revenue growth and record earnings from operations and adjusted EBITDA. We continue to see excellent performance in our Human Nutrition and Health and Specialty Products segments, both delivering strong sales and earnings growth.”

Third Quarter 2024 Financial Highlights:
•Net sales were $239.9 million, an increase of 4.3% compared to the prior year quarter.
•Adjusted EBITDA was a record $64.4 million, an increase of 7.6% from the prior year quarter.
•GAAP net earnings were $33.8 million, an increase of 16.4% from the prior year quarter.
•GAAP earnings per share of $1.03 compared to $0.90 in the prior year quarter and record adjusted earnings per share(a) of $1.13 compared to $1.04 in the prior year quarter.
•Cash flows from operations were $51.3 million for the third quarter of 2024, with quarterly free cash flow(a) of $42.2 million.
•Strong sales growth and earnings from operations in both our Human Nutrition and Health and Specialty Products segments.

Recent Highlights:
•Balchem’s Human Nutrition and Health segment continued to bring innovative new products to its minerals and nutrients portfolio with two new solutions, K2Vital® Delta Fermented and VitaCholine® Pro-Flo. K2Vital® Delta Fermented is a vitamin K2 from fermentation in a patented microencapsulated form, and VitaCholine® Pro-Flo is an enhanced formulation designed for inclusion in multivitamins.
•Balchem’s Animal Nutrition and Health segment launched a newly developed product, AminoShure®-XL, which is a next generation rumen protected precision release lysine solution designed to consistently, reliably, and economically meet the lysine amino acid dietary requirements of lactating dairy cattle. AminoShure®-XL offers leading performance when considering feed stability, lysine content, and bioavailability compared to other products in the market and is a great addition to the Animal Nutrition and Health segment’s portfolio of high performing encapsulated products focused on optimizing dairy cow productivity and sustainability.
•Strong cash flows in the third quarter enabled us to make repayments on our revolving debt of $39.6 million, bringing our net debt to $153.3 million, with an overall leverage ratio on a net debt basis of 0.6 times.

Mr. Harris said, “I am excited about the recent product launches in both our Human and Animal Nutrition and Health segments which add to the previously announced launch of Optifolin+® earlier this year, as we continue to focus on bringing innovative solutions for the health and nutritional needs of the world.”

Mr. Harris continued, “I am very pleased with our year-to-date 2024 financial performance as well as the progress we continue to make on our strategic growth initiatives which will help fuel our longer term growth.”

5 Paragon Drive Montvale, NJ 07645 balchem.com	p.845.326.5600 f. 845.326.5702

Balchem Corporation (NASDAQ:BCPC)

Results for Period Ended September 30, 2024 (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$239,940	$229,948	$713,680	$693,740
Gross margin	85,361	76,544	249,869	227,063
Operating expenses	37,369	32,930	114,404	106,205
Earnings from operations	47,992	43,614	135,465	120,858
Interest and other expenses	4,099	7,139	13,496	16,864
Earnings before income tax expense	43,893	36,475	121,969	103,994
Income tax expense	10,056	7,400	27,077	22,099
Net earnings	$33,837	$29,075	$94,892	$81,895

Diluted net earnings per common share	$1.03	$0.90	$2.90	$2.52

Adjusted EBITDA(a)	$64,379	$59,807	$187,515	$175,481
Adjusted net earnings(a)	$36,928	$33,795	$106,089	$98,817
Adjusted net earnings per common share(a)	$1.13	$1.04	$3.25	$3.05

Shares used in the calculations of diluted and adjusted net earnings per common share	32,783	32,476	32,686	32,440

(a)	See “Non-GAAP Financial Information” for a reconciliations of GAAP and non-GAAP financial measures.

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Balchem Corporation (NASDAQ:BCPC)

Financial Results for the Third Quarter of 2024:
The Human Nutrition and Health segment generated sales of $152.3 million, an increase of $7.8 million, or 5.4%, compared to the prior year quarter. The increase was primarily driven by higher sales within both the minerals and nutrients business and the food and beverage markets. Record earnings from operations for this segment of $35.6 million increased $4.3 million, or 13.8%, compared to $31.3 million in the prior year quarter, primarily due to the aforementioned higher sales and a favorable mix, partially offset by higher operating expenses. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets and other adjustments, adjusted earnings from operations(a) for this segment were $39.0 million, compared to $35.5 million in the prior year quarter, an increase of 9.7%.
The Animal Nutrition and Health segment generated quarterly sales of $52.9 million, a decrease of $1.0 million, or 1.9%, compared to the prior year quarter. The decrease was driven by lower sales in the monogastric species markets, partially offset by higher sales in the ruminant species markets. Third quarter earnings from operations for this segment of $3.5 million decreased $1.5 million, or 30.4%, compared to $5.1 million in the prior year quarter, primarily due to the aforementioned lower sales and higher operating expenses. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets and other adjustments, adjusted earnings from operations for this segment were $4.0 million compared to $5.1 million in the prior year quarter, a decrease of 21.2%.
The Specialty Products segment generated quarterly sales of $33.2 million, an increase of $3.2 million, or 10.6%, compared to the prior year quarter, due to higher sales in both the performance gases business and the plant nutrition business. Earnings from operations for this segment were $10.5 million, compared to $8.7 million in the prior year comparable quarter, an increase of $1.8 million, or 20.3%, primarily driven by the aforementioned higher sales and a favorable mix, partially offset by higher operating expenses. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets and other adjustments, adjusted earnings from operations for this segment were $11.7 million, compared to $9.8 million in the prior year quarter, an increase of 18.9%.
Record quarterly consolidated gross margin of $85.4 million increased by $8.8 million, or 11.5%, compared to $76.5 million for the prior year comparable period. Gross margin as a percentage of sales was 35.6% as compared to 33.3% in the prior year period, an increase of 230 basis points, primarily due to a favorable mix. Operating expenses of $37.4 million for the quarter increased $4.4 million from the prior year comparable quarter, primarily due to higher compensation-related costs and transaction costs, partially offset by lower amortization.
Net interest expense was $4.1 million and $6.6 million in the third quarters of 2024 and 2023, respectively. The decrease in interest expense was primarily due to lower outstanding borrowings. Our effective tax rates for the three months ended September 30, 2024 and 2023 were 22.9% and 20.3%, respectively. The higher effective tax rate was primarily due to lower tax benefits from stock-based compensation and certain higher U.S. state taxes.
Third quarter cash flows provided by operating activities were $51.3 million and free cash flow was $42.2 million. The $216.5 million of net working capital on September 30, 2024 included a cash balance of $73.7 million. Significant cash payments during the quarter included repayments on the revolving loan of $39.6 million, income taxes paid of $12.4 million, and capital expenditures and intangible assets acquired of $9.1 million.
Ted Harris said, “The Balchem team delivered another strong quarter, once again highlighting the resilience of our business model in what continues to be a challenging market environment. We remain confident in the long-term growth outlook for our company as we continue to focus on progressing our strategic growth initiatives over the course of the remainder of 2024 and beyond.”

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Balchem Corporation (NASDAQ:BCPC)

Quarterly Conference Call

A quarterly conference call will be held on Friday, October 25, 2024, at 11:00 AM Eastern Time (ET) to review third quarter 2024 results. Ted Harris, Chairman, President and CEO and Martin Bengtsson, CFO will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay three hours after the conclusion of the call through end of day Friday, November 8, 2024. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13749359.

Segment Information

Balchem Corporation reports three business segments: Human Nutrition and Health, Animal Nutrition and Health, and Specialty Products. The Human Nutrition and Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition and Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. Sales and production of products outside of our reportable segments and other minor business activities are included in "Other and Unallocated".

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our expectation or belief concerning future events that involve risks and uncertainties. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," “likely,” "estimate," "forecast," "outlook," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," or the negative thereof or variations thereon or similar expressions generally intended to identify forward-looking statements. Actions and performance could differ materially from what is contemplated by the forward-looking statements contained in this release. Factors that might cause differences from the forward-looking statements include those referred to or identified in Balchem’s Annual Report on Form 10-K for the year ended December 31, 2023 and other factors that may be identified elsewhere in this release or in our other SEC filings. Reference should be made to such factors and all forward-looking statements are qualified in their entirety by the above cautionary statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Jacqueline Yarmolowicz, Balchem Corporation (Telephone: 845-326-5600)

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Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data (unaudited)
($ in 000’s)

Business Segment Net Sales:	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Human Nutrition and Health	$152,283	$144,455	$452,955	$412,777
Animal Nutrition and Health	52,906	53,944	156,384	180,162
Specialty Products	33,191	30,004	99,898	94,961
Other and Unallocated (b)	1,560	1,545	4,443	5,840
Total	$239,940	$229,948	$713,680	$693,740

Business Segment Earnings Before Income Taxes:	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Human Nutrition and Health	$35,578	$31,275	$102,202	$77,209
Animal Nutrition and Health	3,529	5,070	8,282	22,230
Specialty Products	10,516	8,740	29,943	25,984
Other and Unallocated (b)	(1,631)	(1,471)	(4,962)	(4,565)
Interest and other expenses	(4,099)	(7,139)	(13,496)	(16,864)
Total	$43,893	$36,475	$121,969	$103,994

(b) Other and Unallocated consists of a few minor businesses which individually do not meet the quantitative thresholds for separate presentation and corporate expenses that have not been allocated to a segment. Unallocated corporate expenses consist of: (i) Transaction and integration costs of $223 and $795 for the three and nine months ended September 30, 2024, respectively, and $384 and $1,600 for the three and nine months ended September 30, 2023, respectively, and (ii) Unallocated amortization expense of $0 and $0 for the three and nine months ended September 30, 2024, respectively, and $0 and $312 for the three and nine months ended September 30, 2023, respectively, related to an intangible asset in connection with a company-wide ERP system implementation.

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Balchem Corporation (NASDAQ:BCPC)

Selected Balance Sheet Items
(Dollars in thousands)	September 30, 2024	December 31, 2023
	(unaudited)

Cash and Cash Equivalents	$73,694	$64,447
Accounts Receivable, net	120,537	125,284
Inventories	118,510	109,521
Other Current Assets	13,247	14,990
Total Current Assets	325,988	314,242

Property, Plant and Equipment, net	277,429	276,039
Goodwill	781,109	778,907
Intangible Assets with Finite Lives, net	177,525	191,212
Right of Use Assets	17,330	19,864
Other Assets	17,563	16,947
Total Non-current Assets	1,270,956	1,282,969

Total Assets	$1,596,944	$1,597,211

Current Liabilities	$109,439	$148,491
Revolving Loan	227,000	309,569
Deferred Income Taxes	50,460	52,046
Other Long-Term Obligations	32,819	33,121
Total Liabilities	419,718	543,227

Stockholders' Equity	1,177,226	1,053,984

Total Liabilities and Stockholders' Equity	$1,596,944	$1,597,211

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Balchem Corporation (NASDAQ:BCPC)

Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net earnings	$94,892	$81,895
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	37,077	40,878
Stock compensation expense	12,787	12,267
Other adjustments	(1,022)	(6,241)
Changes in assets and liabilities	(14,052)	(12,444)
Net cash provided by operating activities	129,682	116,355

Cash flows from investing activities:
Capital expenditures and intangible assets acquired	(22,936)	(26,177)
Cash paid for acquisitions, net of cash acquired	—	(1,252)
Proceeds from the sale of assets	272	1,881
Proceeds from settlement of net investment hedge	—	2,740
Investment in affiliates	(113)	(140)
Net cash used in investing activities	(22,777)	(22,948)

Cash flows from financing activities:
Proceeds from revolving loan	26,000	18,000
Principal payments on revolving loan	(108,569)	(78,000)
Principal payments on finance lease	(169)	(166)
Proceeds from stock options exercised	15,084	3,888
Dividends paid	(25,572)	(22,872)
Purchase of common stock	(5,376)	(4,025)
Net cash used in financing activities	(98,602)	(83,175)

Effect of exchange rate changes on cash	944	160

Increase in cash and cash equivalents	9,247	10,392

Cash and cash equivalents, beginning of period	64,447	66,560
Cash and cash equivalents, end of period	$73,694	$76,952

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Balchem Corporation (NASDAQ:BCPC)

Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain equity compensation, nonqualified deferred compensation plan expense (income), and certain one-time or unusual transactions. Detailed non-GAAP adjustments are described in the reconciliation tables below and also explained in the related footnotes. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Investors should not consider non-GAAP measures as alternatives to the related GAAP measures.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

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Balchem Corporation (NASDAQ:BCPC)

Table 1
(unaudited)
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Reconciliation of adjusted gross margin
GAAP gross margin	$85,361	$76,544	$249,869	$227,063
Inventory valuation adjustment (1)	—	—	—	1,419
Amortization of intangible assets and finance lease (2)	693	675	2,104	2,018
Restructuring costs (3)	—	295	—	415
Adjusted gross margin	$86,054	$77,514	$251,973	$230,915

Reconciliation of adjusted earnings from operations
GAAP earnings from operations	$47,992	$43,614	$135,465	$120,858
Inventory valuation adjustment (1)	—	—	—	1,419
Amortization of intangible assets and finance lease (2)	3,854	7,008	15,559	21,310
Restructuring costs (3)	521	1,913	521	8,179
Transaction and integration costs (4)	223	(3,116)	704	(8,300)
Impairment charge (5)	255	—	255	—
Nonqualified deferred compensation plan expense (6)	406	(86)	922	395
Adjusted earnings from operations	$53,251	$49,333	$153,426	$143,861

Reconciliation of adjusted net earnings
GAAP net earnings	$33,837	$29,075	$94,892	$81,895
Inventory valuation adjustment (1)	—	—	—	1,419
Amortization of intangible assets and finance lease (2)	3,926	7,080	15,775	21,526
Restructuring costs (3)	521	1,913	521	8,179
Transaction and integration costs (4)	223	(3,116)	704	(8,300)
Impairment charge (5)	255	—	255	—
Income tax adjustment (7)	(1,834)	(1,157)	(6,058)	(5,902)
Adjusted net earnings	$36,928	$33,795	$106,089	$98,817

Adjusted net earnings per common share - diluted	$1.13	$1.04	$3.25	$3.05

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Balchem Corporation (NASDAQ:BCPC)

Table 2
(unaudited)

Reconciliation of GAAP Net Earnings to EBITDA and to Adjusted EBITDA
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net earnings - as reported	$33,837	$29,075	$94,892	$81,895
Add back:
Provision for income taxes	10,056	7,400	27,077	22,099
Interest and other expenses	4,099	7,139	13,496	16,864
Depreciation and amortization	10,831	13,733	36,861	40,663
EBITDA	58,823	57,347	172,326	161,521
Add back:
Non-cash compensation expense related to equity awards	4,151	3,749	12,787	12,267
Inventory valuation adjustment (1)	—	—	—	1,419
Restructuring costs (3)	521	1,913	521	8,179
Transaction and integration costs (4)	223	(3,116)	704	(8,300)
Impairment charge (5)	255	—	255	—
Nonqualified deferred compensation plan expense (6)	406	(86)	922	395
Adjusted EBITDA	$64,379	$59,807	$187,515	$175,481

Table 3
(unaudited)

Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Effective Income Tax Rate
(Dollars in thousands)

	Three Months Ended September 30,
	2024	Effective Tax Rate	2023	Effective Tax Rate
GAAP Income Tax Expense	$10,056	22.9%	$7,400	20.3%
Impact of ASU 2016-09 (8)	625		19
Adjusted Income Tax Expense	$10,681	24.3%	$7,419	20.3%

	Nine Months Ended September 30,
	2024	Effective Tax Rate	2023	Effective Tax Rate
GAAP Income Tax Expense	$27,077	22.2%	$22,099	21.3%
Impact of ASU 2016-09 (8)	1,952		863
Adjusted Income Tax Expense	$29,029	23.8%	$22,962	22.1%

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Balchem Corporation (NASDAQ:BCPC)

Table 4
(unaudited)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$51,302	$46,526	$129,682	$116,355
Capital expenditures, proceeds from the sale of assets, and settlement of net investment hedge	(9,065)	(8,320)	(22,240)	(21,212)
Free cash flow	$42,237	$38,206	$107,442	$95,143

(1) Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company's cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

(2) Amortization of intangible assets and finance lease: Amortization of intangible assets and finance lease consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, capitalized loan issuance costs, other intangibles acquired primarily in connection with business combinations, an intangible asset in connection with a company-wide ERP system implementation, and one finance lease. We record expense relating to the amortization of these intangibles and finance lease in our GAAP financial statements. Amortization expenses for our intangible assets and finance lease are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

(3) Restructuring costs: Expenses related to a reorganization of the business. The restructuring costs are included in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because they are inconsistent in amounts and frequency causing comparison of current and historical financial results to be difficult.

(4) Transaction and integration costs: Transaction and integration costs related to acquisitions and divestitures are expensed in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with transactions that are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(5) Impairment charge: An asset impairment charge in 2024 was related to the write off of an equity method investment. The impairment charge is included in our GAAP financial statements. Management excludes this item for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding this item from our non-GAAP financial measures is useful to investors because it is inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(6) Nonqualified deferred compensation plan (income) expense: Gains and losses on rabbi trust assets related to our nonqualified deferred compensation plan are recorded in other (income) expense while the offsetting increases or decreases to the deferred compensation liability are recorded within earnings from operations. The increases and decreases in the deferred compensation liability are driven by market volatility and are not a true reflection of company performance. We believe excluding these amounts from our non-GAAP financial measures is useful to investors because these items are inconsistent in amount based on market conditions causing comparison of current and historical financial results to be difficult. Adjustments have been made to the prior period presentation to conform with the current period presentation.

(7) Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. See Table 3 for the calculation of our non-GAAP effective tax rate.

(8) Impact of ASU 2016-09: The primary impact of ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting" ("ASU 2016-09"), was the recognition during the three and nine months ended September 30, 2024 and 2023, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities. Management excludes this item for the purpose of calculating Adjusted Income Tax Expense. We believe that excluding the item in our non-GAAP financial measures is useful to investors because it is inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

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